Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES $100 MILLION REFINANCING OF ITS DEBT

- Company expects approximately $1.1 million of annual interest savings based on current interest rates

- New six-year senior secured notes extends debt maturity dates from 2019 to 2024

- Replaces all of the Company’s existing first and second lien credit facilities

- Lending group led by Sagard Credit Partners

LAS VEGAS - February 5, 2018 - Full House Resorts, Inc. (the "Company") (NASDAQ: FLL) today announced its closing of $100 million of new senior secured notes due 2024 (the "Notes"). The Company will use the proceeds from the Notes offering to refinance all of its outstanding first and second lien credit facilities, to pay for costs associated with the refinancing, provide ongoing working capital, provide funds for capital expenditures, and for general corporate purposes. As of February 2, 2018, the Company had $41.1 million outstanding under its first lien credit facility and $55.0 million outstanding under its second lien credit facility.

Key features of the Notes include:

•	Interest rate of LIBOR + 700 basis points, resulting in annual interest savings of approximately $1.1 million based on current interest rates;

•	Maturity date of February 2, 2024, six years from the closing date; and

•	Annual amortization of 1%, a significant reduction from amortization levels under the Company’s previous first and second lien credit facilities.

"We are pleased to complete this refinancing with our new lending partners," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "Since our new management team arrived approximately three years ago, we have focused on improvements to both our operations and our balance sheet. This refinancing represents another significant milestone in our Company’s transformation. In addition to interest expense savings, these new notes anticipate future financings that could be used for our proposed expansion of Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado and other corporate growth initiatives, either with our new lending partners or through an unrestricted subsidiary."

The Notes were issued in a private placement to "qualified institutional buyers" as defined in Rule 144A(a)(1) under the Securities Act of 1933. The purchase agreement, loan indenture and other financing documents will be available in the Investors section of the Company’s website at www.fullhouseresorts.com and on the SEC website at www.sec.gov.

Forward-looking Statements
This press release contains statements by the Company and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include the intended use of proceeds in the Notes offering; the expected impact of the refinancing on the Company’s business, including interest expense savings; and the Company’s proposed expansion of Bronco Billy’s Casino and Hotel. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of the Company. Such risks include, without limitation, changes in the Company’s business strategies; interest rate risks; the failure to obtain and/or maintain regulatory or other approvals (including in Colorado, Indiana, Nevada and Mississippi); the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion); construction risks; dependence on existing management; competition; uncertainties over the development and success of the Company’s expansion projects; the financial performance of the Company’s finished projects and renovations; effectiveness of expense and operating efficiencies; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect the Company’s financial condition and results of operations is included in the reports the Company files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. Actual results may differ materially from those indicated in the forward-looking statements.

About Sagard Credit Partners:
Sagard Credit Partners ("SCP") provides direct credit financing to public and private middle market companies across Canada and the U.S. SCP works with companies to craft solutions tailored to their unique financing needs, including term loans, notes, debenture financing, and other bespoke solutions and can provide certainty on terms, structure and execution. SCP has a long-term outlook and seeks to build lasting relationships with its investors as well as the companies in which it deploys capital. For more information on SCP please visit our website http://www.sagardholdings.com/credit-partners/

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
(702) 221-7800
www.fullhouseresorts.com